Exhibit 99. 1

©

Contact
Courtney Self
Targeted Genetics
206.521.7392

TARGETED GENETICS REPORTS SECOND QUARTER 2004
FINANCIAL RESULTS

- Clinical Progress Highlights Quarter -

Seattle, WA – July 29, 2004 – Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the second quarter of 2004. As previously announced, the Company will hold a conference call with analysts at 10:30 AM EDT today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

For the second quarter of 2004, the Company reported a net loss of $4.5 million, or $0.05 per share, compared to $6.9 million, or $0.13 per share for the second quarter of 2003. For the six months ended June 30, 2004, the Company reported a net loss of $9.3 million, or $0.12 per share, compared to $7.7 million, or $0.15 per share for the same period in 2003.

Revenue for the three months ended June 30, 2004 increased to $2.8 million compared to $2.1 million for the second quarter of 2003, and was $4.1 million for the six months ended June 30, 2004, compared to $7.7 million for the same period in 2003. 2004 revenue reflects research and development activities under Targeted Genetics’ AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI) and revenue from completing its contract manufacturing agreement with GenVec.

“Progress in our three clinical development programs continues to be a top priority for us, and we made significant progress during the quarter. The successful completion of an interim analysis for Targeted Genetics’ Phase IIb cystic fibrosis clinical trial was a key highlight for the Company,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “This analysis, conducted by an independent data monitoring committee, led to their recommendation that we continue the trial as planned. We remain on target to complete enrollment in both our cystic fibrosis and AIDS vaccine clinical trials in 2004, while continuing to enroll patients in our rheumatoid arthritis clinical trial, which began during the first quarter of 2004. Our cash position remains healthy, providing us with the necessary resources to support plans for the next stages of product development.”

Operating expenses were $7.1 million for the second quarter of 2004, down from $8.7 million for the second quarter of 2003, and were $13.3 million for the six months ended June 30, 2004, down from $14.8 million for the same period in 2003. 2004 expenses reflect increased research and development expenses, primarily attributable to the Company’s AIDS vaccine and rheumatoid arthritis programs and higher general and administrative expenses, reflecting increases in patent issuances and regulatory compliance costs. 2003 expenses included restructuring charges of $2.9 million for the three months and $3.2 million for the six months ended June 30, 2003, compared to $.2 million and $.4 million for the same periods in 2004.

Second quarter highlights include:

•	Successful interim analysis from the Company’s cystic fibrosis Phase IIb clinical trial; trial on track for completion by year-end;

•	Targeted Genetics’ AAV technology highlighted in 12 presentations at the 7th Annual Meeting of the American Society of Gene Therapy;

•	Presentation of positive preclinical data from the Company’s rheumatoid arthritis program at ASGT, demonstrating complete suppression of disease during study after intramuscular injection;

•	Issuance of additional patent giving Targeted Genetics exclusive rights to AAV1, providing expanded potential for future product development and partnering opportunities;

•	Announcement of merger agreement between CellExSys and Chromos Molecular Systems; and

•	Issuance of an exclusive worldwide license agreement with the National Institutes of Health (NIH) for patents that cover ITR (inverted terminal repeat) sequences as a promoter for use with AAV in any product indication.

Targeted Genetics develops gene-based products for preventing and treating acquired and inherited diseases. The Company has three clinical product development programs, targeting cystic fibrosis, AIDS prophylaxis and rheumatoid arthritis. The Company also has a promising pipeline of product candidates focused on hemophilia and cancer and a broad platform of gene delivery technologies. For more information about the Company visit its website at www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our projected financial resources, intellectual property, clinical trials and regulatory filings and anticipated data from our clinical and preclinical programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs, our failure to obtain or maintain regulatory approvals, our failure to maintain or protect our intellectual property and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectation.

TARGETED GENETICS CORPORATION
(in thousands, except per share information)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Statement of Operations Information:
Collaborative agreements with affiliates	$2,761	$2,053	$4,081	$7,692
Operating expenses:
Research & development	4,828	4,327	9,065	8,869
General & administrative	2,066	1,438	3,816	2,774
Restructure charges	221	2,899	416	3,180

Total operating expenses	7,115	8,664	13,297	14,823

Loss from operations	(4,354)	(6,611)	(9,216)	(7,131)
Investment income	21	56	145	108
Interest expense	(117)	(360)	(237)	(722)

Net loss	$4,450	$(6,915)	$(9,308)	$(7,745)

Net loss per common share	$(0.05)	$(0.13)	$(0.12)	$(0.15)

Shares used in computation of net loss per common share	81,604	51,694	77,239	51,133

TARGETED GENETICS CORPORATION
(in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
Balance Sheet Information:
Cash and cash equivalents	$37,381	$21,057
Other current assets	554	575
Property and equipment, net	2,876	3,423
Other assets	32,462	32,617

Total assets	$73,273	$57,672

Current liabilities	$8,328	$6,709
Long-term obligations and other liabilities	16,231	16,734
Preferred stock and minority interest	—	750
Shareholders’ equity	48,714	33,479

Total liabilities and shareholders’ equity	$73,273	$57,672